                      Exhibit 99.3

 EXECUTION COPY

CONFIDENTIAL

STANDSTILL AGREEMENT

This Standstill Agreement, dated as of July 27, 2011 and effective as of the Effective Date (as defined below) (this “Agreement”), is entered into by and among WL Ross & Co. LLC and the persons set forth on Annex A hereto (collectively, “WL Ross”), EXCO Resources, Inc., a Texas corporation (the “Company,” which term shall, for purposes of this Agreement, include its subsidiaries and joint ventures), and the Special Committee of the Board of Directors of the Company formed on November 3, 2010 (the “Special Committee”) (each, a “Party” and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties have previously entered into a letter agreement, dated as of February 3, 2011, addressing certain confidentiality, standstill and other matters (the “NDA”);

WHEREAS, the Parties desire to enter into this Agreement to replace and supersede the NDA in its entirety; and

WHEREAS, this Agreement shall be effective as of the first trading day following the earlier of (x) the filing by the Company of a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) or the issuance of a press release by the Company, in each case announcing the execution of this Agreement, or (y) the filing by WL Ross of a Schedule 13D with the SEC attaching this Agreement as an exhibit thereto (the “Effective Date”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree to replace and supersede the NDA in its entirety as follows:

1.                  Definitions.

1.1              The term “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act; provided, however, that except as used in Section 6.11, “affiliate” shall not include any Excluded Affiliates (as defined in Section 6.11).

1.2              The term “beneficially own” shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

1.3              The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules, regulations and schedules promulgated thereunder.

1.4              The term “group” shall have the meaning given to that term (or as that term is used) in Section 13(d)(3) of the Exchange Act.

1.5              The term “person” shall be broadly interpreted to include any individual, corporation, partnership, limited liability company, group or other entity.

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1.6              The term “proxy” shall have the meaning ascribed to such term in Rule 14a-1 promulgated under the Exchange Act.

1.7              The term “solicitation” shall have the meaning ascribed to such term in Rule 14a-1 promulgated under the Exchange Act.

1.8              The term “trading day” means a day on which shares are traded in the ordinary course of business on the New York Stock Exchange or such other exchange which is the primary stock exchange on which shares of the Company’s common stock trade.

2.                  Share Ownership.

2.1              Limitation on Share Ownership.  From the date of execution of this Agreement until the close of trading on the New York Stock Exchange on February 3, 2013 (the “Standstill Period”), WL Ross and its affiliates shall not acquire any outstanding equity securities of the Company that would cause WL Ross and its affiliates to beneficially own in the aggregate twenty percent (20%) or more of the Company’s outstanding equity securities (the “20% Limitation”); provided, however, that WL Ross shall not be in breach of the 20% Limitation to the extent that its beneficial ownership percentage exceeds the 20% Limitation solely as a result of a reduction in the number of the Company’s outstanding equity securities (whether due to a share buyback, reverse stock split or other transaction).

3.                  Standstill and Related Provisions.

3.1              Standstill Provisions.  During the Standstill Period, unless expressly authorized in writing to do so by the Special Committee if it exists or the Board of Directors of the Company (the “Company Board”) if the Special Committee no longer exists, WL Ross shall not, and shall cause its affiliates not to, directly or indirectly, acting alone or as part of a group:

(i)                 Make, submit or declare any offer, proposal or indication of interest to (a) acquire a majority of the voting or other equity securities of the Company or a majority of the assets of the Company or (b) engage in any other transaction or series of related transactions that would result in a change of control of the Company (a “Control Transaction”); provided, however, that so long as WL Ross complies with Section 3.1(x), WL Ross may confidentially submit to the Special Committee if it exists or the Company Board if the Special Committee no longer exists proposals to engage in a Control Transaction;
(ii)               Enter into any agreement, arrangement or understanding, or form, join or in any way participate in any group, with any person (excluding WL Ross and any investment fund and investment account managed by WL Ross) for the purpose of acquiring, holding, voting or disposing of the Company’s equity securities or to otherwise act in concert with respect to the Company’s equity securities;
(iii)             Make, or in any way participate in, directly or indirectly, any solicitation of proxies or shareholder written consents to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company in connection with or related in any way to any Control Transaction;

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(iv)             Make any director nomination or shareholder proposal with respect to the Company; provided, however, that so long as WL Ross complies with Section 3.1(x), WL Ross may make non-public recommendations to the Company’s Nominating and Corporate Governance Committee with respect to such matters; provided, further, that the Company’s Nominating and Corporate Governance Committee shall have no obligation to nominate or recommend any candidate requested for nomination or recommendation by WL Ross;
(v)               Make, or in any way participate in, directly or indirectly, any solicitation of proxies to vote in favor of the election of any candidate for election to the Company Board nominated by any party other than the Company;
(vi)             Take any of the foregoing actions in a manner that is hostile to and unsupported by the Special Committee if it exists or the Company Board if the Special Committee no longer exists;
(vii)           Acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, (a) an amount of the Company’s common stock that would exceed the 20% Limitation, or (b) any other rights or interests, including without limitation, options, warrants, swaps, derivatives, convertible securities, stock appreciation rights or other rights or instruments, whether real or synthetic, that would increase the aggregate economic or voting interest of WL Ross and its affiliates in the Company in excess of the 20% Limitation;
(viii)         Advise, assist, encourage or provide financing to any other person or group undertaking or seeking to undertake any of the foregoing actions;
(ix)             Publicly disclose any intention to take any of the foregoing actions;
(x)               Take any action that would require the Company, the Special Committee if it exists or the Company Board if the Special Committee no longer exists to make any public disclosure regarding any of the foregoing actions or in response thereto; or
(xi)             Publicly request the Company, the Special Committee if it exists or the Company Board if the Special Committee no longer exists to amend any of the foregoing provisions.

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3.2              Sale and Voting of Shares; Disclosure Matters.  For the avoidance of doubt, the provisions set forth in Section 3.1 shall not restrict WL Ross’s ability to (i) sell or transfer (in whole or in part) or vote (or grant any proxy to vote) any securities of the Company in its sole and absolute discretion, or (ii) file or amend any Schedule 13D as legally required (it being understood, however, that this clause (ii) shall not be construed to permit WL Ross to take actions otherwise prohibited by this Agreement).

3.3              No Board Representation.  The Parties acknowledge and agree that WL Ross has not requested any right to nominate members of the Company Board and that no such right has been offered to WL Ross by the Company or the Special Committee.

4.                  Representations and Warranties.

4.1              Compliance with Laws.  WL Ross represents, warrants and agrees that (i) WL Ross is aware, and that it will advise its affiliates, that federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that the person is likely to purchase or sell those securities, and (ii) WL Ross will, and will cause its affiliates to, comply with federal and state securities laws in connection with any purchase of the Company’s securities contemplated by this Agreement.

5.                  Rights Agreement.

5.1              Qualifying Standstill Agreement.  This Agreement shall constitute a “standstill agreement” for purposes of the definition of “Acquiring Person” as defined in the Rights Agreement, dated as of January 12, 2011, by and between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”).

5.2              Rights Agreements Amendments.  In the event that any amendments or modifications are made to the Rights Agreement or any subsequent rights agreement, such amendments or modifications shall not restrict WL Ross’s ability to acquire beneficial ownership of the Company’s outstanding equity securities up to the 20% Limitation as permitted in accordance with the terms of this Agreement.

6.                  Miscellaneous.

6.1              Breach.  WL Ross shall be responsible for any breach of this Agreement by WL Ross or any of its affiliates of the terms applicable to its affiliates, and WL Ross agrees, at its sole expense, to take all reasonable measures to avoid any breach of this Agreement by any of its affiliates of the terms applicable to its affiliates.  Without limiting the generality of the foregoing, WL Ross agrees that where this Agreement provides that WL Ross shall cause its affiliates to take or refrain from taking certain actions, WL Ross acknowledges and agrees that the failure of such affiliate to take or refrain from taking any such action shall constitute a breach of this Agreement for which WL Ross shall be responsible hereunder.  The foregoing obligation shall not limit the remedies available to the Company or the Special Committee for any such breach of this Agreement.

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6.2              Modification and Waiver.  This Agreement may be modified or waived only by a separate writing by the Company, the Special Committee if it exists or the Company Board if the Special Committee no longer exists, and WL Ross, expressly so modifying or waiving this Agreement.  It is understood and agreed that no failure or delay by the Company, the Special Committee if it exists or the Company Board if the Special Committee no longer exists or WL Ross in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

6.3              Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.  In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction or applicable stock exchange to be illegal, invalid or unenforceable, such provisions shall be deemed limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

6.4              Entire Agreement.  This Agreement contains the entire agreement between the Company, the Special Committee and WL Ross concerning the subject matter hereof.

6.5              Remedies.  It is understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement by WL Ross and its affiliates and, in addition to all other remedies that the Company and the Special Committee may have at law or in equity, the Company, the Special Committee if it exists and the Company Board if the Special Committee no longer exists shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach and WL Ross hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

6.6              Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law provisions thereof.  The Parties hereby irrevocably and unconditionally consent to the sole and exclusive jurisdiction of, and waive any objection to the laying of venue in, the federal and state courts sitting in the Borough of Manhattan in the City of New York, New York (collectively, the “Appropriate Courts”) for any action, suit or proceeding arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding related thereto except in an Appropriate Court.  Each of the Parties further agrees that service of any process, summons, notice or document by registered mail to its address set forth in the NDA shall be effective service of process for any action, suit or proceeding brought against it in any Appropriate Court.

6.7              Assignment; Binding Effect.  Without the prior consent of the other Parties, no Party may assign its rights or obligations (in the case of the Company, other than by operation of law) under this Agreement to any person.  This Agreement shall be binding upon WL Ross and its successors and permitted assigns and shall inure to the benefit of, and be enforceable by, the Company and its successors and permitted assigns.

6.8              Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

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6.9              Headings.  Headings included in this Agreement are for the convenience of the Parties only and shall be given no substantive or interpretive effect.

6.10          Counterparts; Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  This Agreement or any counterpart may be executed and delivered by facsimile or electronic transmission copies, each of which shall be deemed to be an original.

6.11          Excluded Parties.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will apply to or restrict (i) any portfolio company of WL Ross, (ii) Invesco Ltd. or any of its affiliates (including any investment account or investment fund managed by Invesco Ltd. or any of its affiliates but excluding, for purposes of this clause (ii), WL Ross & Co. LLC and any investment fund managed by it or its controlled affiliates) (collectively, the “Excluded Affiliates”), but only to the extent that such Excluded Affiliates are not taking action in connection with Company securities on behalf of, or at the direction of, WL Ross in any way related to the Company.

(Signature page follows)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF EXCO RESOURCES, INC.

By:       /s/ Vincent J. Cebula

Name:  Vincent J. Cebula

               Title:    Chairman

EXCO RESOURCES, INC.

By:       /s/ Justin Clarke

Name:  Justin Clarke

Title:    Assistant General Counsel, Chief Compliance

           Officer and Assistant Secretary

WL ROSS & CO. LLC

(for itself and each other party set forth on Annex A)

By:       /s/ Shaia D. Hosseinzadeh

Name:  Shaia D. Hosseinzadeh

Title:    Principal

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Annex A

Parties to the Agreement

1.    WLR Recovery Fund IV, L.P.

2.    WLR Recovery Fund IV XCO AIV I, L.P.

3.    WLR Recovery Fund IV XCO AIV II, L.P.

4.    WLR Recovery Fund IV XCO AIV III, L.P.

5.    WLR Select Co-Investment, L.P.

6.    WLR Select Co-Investment XCO AIV, L.P.

7.    WLR/GS Master Co-Investment, L.P.

8.    WLR/GS Master Co-Investment XCO AIV, L.P.

9.    WLR IV Parallel ESC, L.P.

10. WLR Recovery Associates IV LLC

11. WLR Select Associates LLC

12. WLR Master Co-Investment GP, LLC

13. Invesco Private Capital, Inc.

14.  Invesco WLR IV Associates LLC

15. WL Ross Group, L.P.

16. El Vedado, LLC

17. Wilbur L. Ross, Jr.

18. WL Ross Recovery Fund V, L.P. and any entity wholly owned by WL Ross

      Recovery Fund V, L.P.

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